UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2017

CKX Lands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Louisiana

(State or Other Jurisdiction of Incorporation)

1-31905	72-0144530
(Commission File Number)	(IRS Employer Identification No.)

1508 Hodges Street, Lake Charles, LA	70601
(Address of Principal Executive Offices)	(Zip Code)

(337) 493-2399

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, Mr. William Gray Stream provided notice to the Company that he will not stand for re-election to the board of directors at the Company’s 2017 annual meeting of stockholders so that he may pursue other interests. Mr. Stream will continue to serve on the board until the 2017 annual meeting, when his current term expires. He has served as a director of the Company since 2007 and currently serves as chairperson of the audit committee.

On January 31, 2017, the board of directors elected Mr. Eugene T. Minvielle, IV as a director of the Company effective immediately. It is expected that Mr. Minvielle will serve on the audit committee.

On January 31, 2017, the board of directors increased the annual salary of Mr. Brian R. Jones, President and Treasurer, from $48,000 to $85,000, effective December 1, 2016. The increase is due to Mr. Jones’ scope of responsibilities and duties increasing over the year. The board of directors also expanded Mr. Jones’ existing cash incentive bonus plan for directing the Company’s strategic goals which provides for a bonus equal to 2.5% of the board of directors’ approved value of an acquisition of timberland property. Under the plan as modified by the board on January 31, 2017, the plan will apply to both acquisitions and dispositions of real property and will not be limited to timberland transactions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKX Lands, Inc.

Date: February 2, 2017	By:	/s/ Brian R. Jones
Brian R. Jones
President